Exhibit 11.1

200 Sandpointe Avenue, Suite 560 Santa Ana, CA 92707 (949) 326-CPAS (2727) www.bkcpagroup.com

Consent of Independent Registered Public Accounting Firm

To the Board of Directors

Blow & Drive Interlock Corporation

We hereby consent to the incorporation by reference in this Registration Statement on Form 1-A of Blow & Drive Interlock Corporation of our report dated March 30, 2020 on our audit of the financial statements of Blow & Drive Interlock Corporation as of December 31, 2019 and the related statements of operations, stockholders’ equity (deficit) and cash flows for the period December 31, 2019. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

Santa Ana, CA

February 11, 2021